BofA Finance LLC $162,000

Contingent Income
Auto-Callable Yield Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

Pricing Supplement

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

January 30, 2026

Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

•The Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index, due November 4, 2030 (the “Notes”) priced on January 30, 2026 and will issue on February 4, 2026.

•Approximate 4.75 year term if not called prior to maturity.

•Payments on the Notes will depend on the individual performance of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index (each an “Underlying”).

•Contingent coupon rate of 11.25% per annum (0.9375% per month) payable monthly if the Observation Value of each Underlying on the applicable Observation Date is greater than or equal to 70.00% of its Starting Value, assuming the Notes have not been called.

•Beginning with the February 1, 2027 Call Observation Date, automatically callable monthly for an amount equal to the principal amount plus the relevant Contingent Coupon Payment, if the Observation Value of each Underlying is greater than or equal to 100.00% of its Starting Value on any Call Observation Date.

•Assuming the Notes are not called prior to maturity, if any Underlying declines by more than 40% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying, with up to 100% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive a final Contingent Coupon Payment if the Observation Value of each Underlying on the final Observation Date is greater than or equal to 70.00% of its Starting Value.

•All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•The Notes will not be listed on any securities exchange.

•CUSIP No. 09711KLP9.

The initial estimated value of the Notes as of the pricing date is $962.80 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-12 of this pricing supplement and “Structuring the Notes” on page PS-28 of this pricing supplement for additional information.

There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-12 of this pricing supplement, page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount(1)(2)(3)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$10.00	$990.00
Total	$162,000.00	$810.00	$161,190.00

(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $990.00 per $1,000.00 in principal amount of Notes.

(2)The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $10.00, resulting in proceeds, before expenses, to BofA Finance of as low as $990.00 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

(3)In addition to the underwriting discount above, if any, an affiliate of BofA Finance will pay a referral fee of up to $5.00 per $1,000.00 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers.

The Notes and the related guarantee:

Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Terms of the Notes

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 4.75 years, unless previously automatically called.
Underlyings:

The EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), a price return index, the KraneShares CSI China Internet ETF (Bloomberg symbol: “KWEB”) and the S&P 500® Index (Bloomberg symbol: “SPX”), a price return index.

Pricing Date:	January 30, 2026
Issue Date:	February 4, 2026
Valuation Date:	October 30, 2030, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date:	November 4, 2030
Starting Value:	SX5E: 5,947.81 KWEB: $35.38 SPX: 6,939.03
Observation Value:

With respect to the SX5E, its closing level on the applicable Observation Date or Call Observation Date, as applicable.

With respect to the KWEB, its Closing Market Price on the applicable Observation Date or Call Observation Date, as applicable, multiplied by its Price Multiplier.

With respect to the SPX, its closing level on the applicable Observation Date or Call Observation Date, as applicable.

Ending Value:	With respect to each Underlying, its Observation Value on the Valuation Date.
Call Value:	SX5E: 5,947.81, which is 100.00% of its Starting Value. KWEB: $35.38, which is 100.00% of its Starting Value. SPX: 6,939.03, which is 100.00% of its Starting Value.
Price Multiplier:

With respect to the KWEB, 1, subject to adjustment for certain events relating to that Underlying as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-23 of the accompanying product supplement.

Coupon Barrier:

SX5E: 4,163.47, which is 70.00% of its Starting Value (rounded to two decimal places).

KWEB: $24.77, which is 70.00% of its Starting Value (rounded to two decimal places).

SPX: 4,857.32, which is 70.00% of its Starting Value (rounded to two decimal places).

Threshold Value:

SX5E: 3,568.69, which is 60.00% of its Starting Value (rounded to two decimal places).

KWEB: $21.23, which is 60.00% of its Starting Value (rounded to two decimal places).

SPX: 4,163.42, which is 60.00% of its Starting Value (rounded to two decimal places).

Contingent Coupon Payment:

If, on any monthly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of $9.375 per $1,000.00 in principal amount of Notes (equal to a rate of 0.9375% per month or 11.25% per annum) on the applicable Contingent Payment Date (including the Maturity Date).

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-2

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Automatic Call:

Beginning with the February 1, 2027 Call Observation Date, all (but not less than all) of the Notes will be automatically called if the Observation Value of each Underlying is greater than or equal to its Call Value on any Call Observation Date. If the Notes are automatically called, the Early Redemption Amount will be paid on the applicable Call Payment Date. No further amounts will be payable following an Automatic Call.

Early Redemption Amount:	For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Contingent Coupon Payment.
Redemption Amount:

If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:

a) If the Ending Value of the Least Performing Underlying is greater than or equal to its Threshold Value:

b) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 60.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.

Observation Dates:	As set forth beginning on page PS-5
Contingent Payment Dates:	As set forth beginning on page PS-5
Call Observation Dates:	As set forth beginning on page PS-7
Call Payment Dates:	As set forth beginning on page PS-7. Each Call Payment Date is also a Contingent Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711KLP9
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. We will also determine whether a final Contingent Coupon Payment is payable based upon the values of the Underlyings on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-3

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-4

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Observation Dates, Contingent Payment Dates, Call Observation Dates and Call Payment Dates

Observation Dates*	Contingent Payment Dates
March 2, 2026	March 5, 2026
March 30, 2026	April 2, 2026
April 30, 2026	May 5, 2026
June 1, 2026	June 4, 2026
June 30, 2026	July 6, 2026
July 30, 2026	August 4, 2026
August 31, 2026	September 3, 2026
September 30, 2026	October 5, 2026
October 30, 2026	November 4, 2026
November 30, 2026	December 3, 2026
December 30, 2026	January 5, 2027
February 1, 2027	February 4, 2027
March 1, 2027	March 4, 2027
March 30, 2027	April 2, 2027
April 30, 2027	May 5, 2027
June 1, 2027	June 4, 2027
June 30, 2027	July 6, 2027
July 30, 2027	August 4, 2027
August 30, 2027	September 2, 2027
September 30, 2027	October 5, 2027
November 1, 2027	November 4, 2027
November 30, 2027	December 3, 2027
December 30, 2027	January 4, 2028
January 31, 2028	February 3, 2028
February 29, 2028	March 3, 2028
March 30, 2028	April 4, 2028
May 2, 2028	May 5, 2028
May 30, 2028	June 2, 2028
June 30, 2028	July 6, 2028
July 31, 2028	August 3, 2028
August 30, 2028	September 5, 2028
October 2, 2028	October 5, 2028
October 30, 2028	November 2, 2028
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-5

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Observation Dates*	Contingent Payment Dates
November 30, 2028	December 5, 2028
January 2, 2029	January 5, 2029
January 30, 2029	February 2, 2029
February 28, 2029	March 5, 2029
April 3, 2029	April 6, 2029
April 30, 2029	May 3, 2029
May 30, 2029	June 4, 2029
July 2, 2029	July 6, 2029
July 30, 2029	August 2, 2029
August 30, 2029	September 5, 2029
October 1, 2029	October 4, 2029
October 30, 2029	November 2, 2029
November 30, 2029	December 5, 2029
January 2, 2030	January 7, 2030
January 30, 2030	February 4, 2030
February 28, 2030	March 5, 2030
April 1, 2030	April 4, 2030
April 30, 2030	May 3, 2030
May 30, 2030	June 4, 2030
July 1, 2030	July 5, 2030
July 30, 2030	August 2, 2030
August 30, 2030	September 5, 2030
September 30, 2030	October 3, 2030
October 30, 2030 (the “Valuation Date”)	November 4, 2030 (the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-6

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Call Observation Dates*	Call Payment Dates
February 1, 2027	February 4, 2027
March 1, 2027	March 4, 2027
March 30, 2027	April 2, 2027
April 30, 2027	May 5, 2027
June 1, 2027	June 4, 2027
June 30, 2027	July 6, 2027
July 30, 2027	August 4, 2027
August 30, 2027	September 2, 2027
September 30, 2027	October 5, 2027
November 1, 2027	November 4, 2027
November 30, 2027	December 3, 2027
December 30, 2027	January 4, 2028
January 31, 2028	February 3, 2028
February 29, 2028	March 3, 2028
March 30, 2028	April 4, 2028
May 2, 2028	May 5, 2028
May 30, 2028	June 2, 2028
June 30, 2028	July 6, 2028
July 31, 2028	August 3, 2028
August 30, 2028	September 5, 2028
October 2, 2028	October 5, 2028
October 30, 2028	November 2, 2028
November 30, 2028	December 5, 2028
January 2, 2029	January 5, 2029
January 30, 2029	February 2, 2029
February 28, 2029	March 5, 2029
April 3, 2029	April 6, 2029
April 30, 2029	May 3, 2029
May 30, 2029	June 4, 2029
July 2, 2029	July 6, 2029
July 30, 2029	August 2, 2029
August 30, 2029	September 5, 2029
October 1, 2029	October 4, 2029
October 30, 2029	November 2, 2029
November 30, 2029	December 5, 2029
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-7

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Call Observation Dates*	Call Payment Dates
January 2, 2030	January 7, 2030
January 30, 2030	February 4, 2030
February 28, 2030	March 5, 2030
April 1, 2030	April 4, 2030
April 30, 2030	May 3, 2030
May 30, 2030	June 4, 2030
July 1, 2030	July 5, 2030
July 30, 2030	August 2, 2030
August 30, 2030	September 5, 2030
September 30, 2030	October 3, 2030

* The Call Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement, with references to “Observation Dates” being read as references to “Call Observation Dates.”

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, the referral fee and the hedging related charges described below (see “Risk Factors” beginning on page PS-12), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-12 and “Structuring the Notes” on page PS-28.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-8

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, if the Notes have not been previously called, you may receive a

Contingent Coupon Payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Observation Value of each Underlying on the applicable Observation Date greater than or equal to its Coupon Barrier?

You will receive a Contingent Coupon Payment on the applicable Contingent Payment Date	You will not receive a Contingent Coupon Payment on the applicable Contingent Payment Date

Assuming the Notes have not been automatically called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Least Performing Underlying greater than or equal to its Threshold Value?

You will receive: $1,000.00

You will receive:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 60.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-9

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Total Contingent Coupon Payment Examples

The table below illustrates the hypothetical total Contingent Coupon Payments per $1,000.00 in principal amount of Notes over the term of the Notes, based on the Contingent Coupon Payment of $9.375, depending on how many Contingent Coupon Payments are payable prior to an Automatic Call or maturity. Depending on the performance of the Underlyings, you may not receive any Contingent Coupon Payments during the term of the Notes.

Number of Contingent Coupon Payments	Total Contingent Coupon Payments
0	$0.000
2	$18.750
4	$37.500
6	$56.250
8	$75.000
10	$93.750
12	$112.500
14	$131.250
16	$150.000
18	$168.750
20	$187.500
22	$206.250
24	$225.000
26	$243.750
28	$262.500
30	$281.250
32	$300.000
34	$318.750
36	$337.500
38	$356.250
40	$375.000
42	$393.750
44	$412.500
46	$431.250
48	$450.000
50	$468.750
52	$487.500
54	$506.250
56	$525.000
57	$534.375
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-10

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income Auto-Callable Yield Notes Table

The following table is for purposes of illustration only. It assumes the Notes have not been automatically called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Coupon Barrier of 70 for the Least Performing Underlying, a hypothetical Threshold Value of 60 for the Least Performing Underlying, the Contingent Coupon Payment of $9.375 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlyings, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.

For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities or assets included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,009.375	0.9375%
150.00	50.00%	$1,009.375	0.9375%
140.00	40.00%	$1,009.375	0.9375%
130.00	30.00%	$1,009.375	0.9375%
120.00	20.00%	$1,009.375	0.9375%
110.00	10.00%	$1,009.375	0.9375%
105.00	5.00%	$1,009.375	0.9375%
102.00	2.00%	$1,009.375	0.9375%
100.00(2)	0.00%	$1,009.375	0.9375%
90.00	-10.00%	$1,009.375	0.9375%
80.00	-20.00%	$1,009.375	0.9375%
70.00(3)	-30.00%	$1,009.375	0.9375%
69.99	-30.01%	$1,000.000	0.0000%
60.00(4)	-40.00%	$1,000.000	0.0000%
59.99	-40.01%	$599.900	-40.0100%
50.00	-50.00%	$500.000	-50.0000%
0.00	-100.00%	$0.000	-100.0000%

(1)	The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity.
(2)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying is set forth on page PS-2 above.
(3)	This is the hypothetical Coupon Barrier of the Least Performing Underlying.
(4)	This is the hypothetical Threshold Value of the Least Performing Underlying.
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-11

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-33 below.

Structure-related Risks

•Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Automatic Call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or Ending Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in an Underlying or in the securities held by or included in one or more of the Underlyings, as applicable, would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities or assets  and received the dividends paid or distributions made on them.

•The Notes are subject to a potential Automatic Call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. The Notes are subject to a potential Automatic Call. Beginning with the February 1, 2027 Call Observation Date, the Notes will be automatically called if, on any Call Observation Date, the Observation Value of each Underlying is greater than or equal to its Call Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Automatic Call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

•You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Observation Value of any Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

•Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

•The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the values of the Underlyings other than on the Observation Dates or Call Observation Dates, as applicable. The values of the Underlyings during the term of the Notes other than on the Observation Dates or Call Observation Dates, as applicable, will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier, the Call Value or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying. No other values of the Underlyings will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of each Underlying was always above its Threshold Value prior to the Valuation Date.

•Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlyings, and a change in the value of one Underlying may not correlate with changes in the values of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-12

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

value of one Underlying could be offset to some extent by the appreciation in the values of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the value of one Underlying would not be offset by any appreciation in the values of the other Underlyings. Even if the Observation Value of an Underlying is at or above its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of another Underlying is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a significant portion or all of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.

•Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks

•The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the values of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, the referral fee and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

•We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

•Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the Underlyings or the securities or assets held by or included in the Underlyings, as applicable, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other listed or over-the-counter derivative instruments whose value is derived from the Underlyings or those securities or assets . While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the Underlyings or securities or assets represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-13

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have adversely affected the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have adversely affected the values of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes, the Underlyings or the securities represented by the Underlyings and may hold or resell the Notes, the Underlyings or the securities represented by the Underlyings. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

•There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

•Adverse conditions in the internet sector may reduce your return on the Notes. All of the stocks held by the KWEB are issued by companies whose primary lines of business are directly associated with the internet sector. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. Internet companies are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. Any adverse developments affecting the internet sector could adversely affect the price of the KWEB and, in turn, the value of the Notes.

•The KWEB is subject to concentrated risks associated with the internet sector in China. The securities held by the KWEB are concentrated in China-based companies whose primary business or businesses are in the internet and internet-related sectors.  Companies in these sectors are subject to concentrated risks, including risks of changes in technology, the competitive environment and government regulation.  The underlying shares of the KWEB may be more volatile and be more adversely affected by a single negative economic, political or regulatory occurrence affecting the internet and internet-related sectors in China than a different investment in a more broadly diversified group of industries.

•The Notes are subject to risks associated with foreign securities markets. The SX5E includes and the KWEB holds certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the SX5E and the KWEB may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•The stocks held by the KWEB are concentrated in one sector. The KWEB holds securities issued by companies in the internet sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the KWEB, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•Recent executive orders may adversely affect the performance of the KWEB. Pursuant to recent executive orders, U.S. persons are

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-14

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. If the issuer of any of the equity securities held by the KWEB is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the KWEB. In addition, under these circumstances, the KWEB is expected to remove the equity securities of that company from the KWEB. Any changes to the composition of the KWEB in response to these executive orders could adversely affect the performance of the KWEB.

•There are risks associated with emerging markets. An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•The performance of the KWEB may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the KWEB, especially during periods of market volatility. The performance of the KWEB and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the KWEB may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the KWEB not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the KWEB, differences in trading hours between the KWEB (or the underlying assets held by the KWEB) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of the KWEB are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the KWEB may differ from its net asset value per share or unit; shares or units of the KWEB may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the KWEB may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the KWEB and the liquidity of the KWEB may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the KWEB. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the KWEB. As a result, under these circumstances, the market value of shares or units of the KWEB may vary substantially from the net asset value per share or unit of the KWEB.

•The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of the KWEB and other terms of the Notes to reflect certain actions by the KWEB, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the KWEB and will have broad discretion to determine whether and to what extent an adjustment is required.

•The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its values, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its value. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks

•The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-15

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the SX5E, the investment advisor of the KWEB and the sponsor of the SPX (collectively, the “Underlying Sponsors”). The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Discontinuance of an Index” and “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The EURO STOXX 50® Index

The SX5E was created by STOXX, which is owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 on December 31, 1991.

Index Composition and Maintenance

The SX5E is composed of 50 stocks from 11 Eurozone countries (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 20 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; consumer products & services; energy; financial services; food, beverages & tobacco; health care; industrial goods & services; insurance; media; personal care, drug & grocery stores; real estate; retailers; technology; telecommunications; travel & leisure; and utilities.

For each of the 20 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The index components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the EURO STOXX® Index.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking. A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

AUTO-CALLABLE NOTES | PS-16

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

The “free float market capitalization of the Index” is equal to the sum of the product of the price, the number of shares and the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E. STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the Notes.

Historical Performance of the SX5E

The following graph sets forth the daily historical performance of the SX5E in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SX5E was 5,947.81.

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the SX5E during any period set forth above is not an indication that the closing level of the SX5E is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the closing levels of the SX5E.

License Agreement

One of our affiliates has entered into a non-exclusive license agreement with STOXX providing for the license to it and certain of its affiliated companies, including us, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes.

The license agreement requires that the following language be stated in this pricing supplement:

“STOXX Limited, Deutsche Börse Group and their licensors, research partners or data providers have no relationship to us other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not:

•sponsor, endorse, sell or promote the Notes.

•recommend that any person invest in the Notes or any other securities.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-17

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

•have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

•have any responsibility or liability for the administration, management or marketing of the Notes.

•consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Notes or their performance.

STOXX does not assume any contractual relationship with the purchasers of the Notes or any other third parties.

Specifically,

•STOXX, Deutsche Börse Group and their licensors, research partners or data providers do not give any warranty, express or implied, and exclude any liability about:

•The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

•The accuracy, timeliness, and completeness of the SX5E and its data;

•The merchantability and the fitness for a particular purpose or use of the SX5E and its data;

•The performance of the Notes generally.

•STOXX, Deutsche Börse Group and their licensors, research partners or data providers give no warranty and exclude any liability, for any errors, omissions or interruptions in the SX5E or its data;

•Under no circumstances will STOXX, Deutsche Börse Group or their licensors, research partners or data providers be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SX5E or its data or generally in relation to the Notes, even in circumstances where STOXX, Deutsche Börse Group or their licensors, research partners or data providers are aware that such loss or damage may occur.

The licensing agreement discussed above is solely for our benefit and that of STOXX, and not for the benefit of the owners of the Notes or any other third parties.”

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-18

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

The KraneShares CSI China Internet ETF

The KraneShares CSI China Internet ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is designed to measure the equity market performance of investable publicly traded “China-based companies” whose primary business or businesses are in the Internet and Internet-related sectors, and are listed outside of mainland China, as determined by the index provider, China Securities Index Co., Ltd. (“CSI”). The returns of the KWEB may be affected by certain management fees and other expenses, which are detailed in its prospectus. Shares of the KraneShares CSI China Internet ETF are listed and trade on the NYSE Arca under the ticker symbol "KWEB".

The KWEB uses a representative sampling strategy to try to track the CSI Overseas China Internet Index, and generally does not hold all of the equity securities held by the CSI Overseas China Internet Index. The KWEB invests in a representative sample of securities in the CSI Overseas China Internet Index that collectively have a similar investment profile as the CSI Overseas China Internet Index. Under normal circumstances, the KWEB will invest at least 80% of its assets in the securities of the CSI Overseas China Internet Index and in depositary receipts representing such securities. The KWEB may invest up to 20% of its assets in instruments that are not included in the CSI Overseas China Internet Index, but that Krane believes will help the KWEB track the CSI Overseas China Internet Index. These investments may include equity securities and depositary receipts of issuers whose securities are not constituents of the CSI Overseas China Internet Index, derivative instruments (including swaps, futures, forwards, structured notes and options), other investment companies (including exchange traded funds or “ETFs”) and cash or cash equivalents (including money market funds). The other investment companies in which the KWEB may invest may be advised, sponsored or otherwise serviced by Krane and/or its affiliates.

Correlation

The CSI Overseas China Internet Index is a theoretical financial calculation, while the KWEB is an actual investment portfolio. The performance of the KWEB and the CSI Overseas China Internet Index may vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances and differences between the KWEB and the CSI Overseas China Internet Index resulting from the KWEB’s use of representative sampling or from legal restrictions (such as diversification requirements) that apply to the KWEB but not to the CSI Overseas China Internet Index. The KWEB, using representative sampling, can be expected to have a greater tracking error (i.e., the correlation is weaker) than a fund using replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Description of the CSI Overseas China Internet Index

The CSI Overseas China Internet Index is a free-float adjusted market capitalization weighted index consisting of overseas-listed securities of China-based companies assigned to one of the following categories: Internet Software & Services; Home Entertainment Software; Internet Retail; Internet Service; and Mobile Internet.

Index Construction

Constituent Selection

The universe of securities eligible for inclusion in the CSI Overseas China Internet Index consists of securities that satisfy the following conditions:

-For Hong Kong-listed securities, the primary listing of the security is on the Hong Kong Stock Exchange (main exchange or the Growth Enterprise Market);

-The security has been listed for more than 3 months, unless the market value of its initial public offering (“IPO”) exceeds 3 billion USD; and

-The security is issued by a Chinese company that meets one of the following criteria: (i) is incorporated in mainland China, (ii) has its operation center in mainland China, or (iii) derives at least 50% of its revenue from mainland China.

Hong Kong-listed securities that meet any of the following conditions will be excluded from the eligible universe:

-Securities whose average daily closing price in the most recent year is less than 0.1 HKD;

-Securities whose average daily closing price in the most recent year is less than 0.5 HKD or whose earnings per share (EPS) in the most recent annual report is negative; or

-Securities whose cumulative average daily market capitalization coverage is beyond 90%, after having ranked the securities by the average daily turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative average daily market capitalization coverage for each security.

Then, to select index constituents, all securities that had an average daily trading value in the past year of less than 3 million USD or an average daily market capitalization in the past year of less than 2 billion USD are removed from the eligible universe. From the remaining securities, securities are chosen for inclusion in the CSI Overseas China Internet Index if they are classified in one of the following sectors, as determined by CSI: Internet Software & Services (which includes companies that develop and market internet software and/or provide internet services); Home Entertainment

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-19

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Software (which includes manufacturers of home entertainment software and educational software primarily for home use); Internet Retail (which includes companies providing retail services primarily on the internet); Internet Service (which includes companies providing commercial services primarily on the internet); and Mobile Internet (which includes companies developing and marketing mobile internet software and/or providing mobile internet services).

Constituent Weightings

The constituents are ranked by adjusted USD market capitalization subject to a cap of 10%. The weight of constituents is determined according to the following methodology:

-Stage 1. Any constituent whose weight is greater than 10% is capped at 10% and the weights of all lower ranking constituents are increased as a result. The weights of the lower ranking constituents are then checked and if any exceed 10%, they are capped at 10% and the process is repeated until no constituent has a weight that exceeds 10%.

-Stage 2. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then the capping process continues with Stage 3 below. Otherwise, no further action is required.

-Stage 3. If more than one security is capped at 10%, then the weights of all subsequent constituents previously capped at 10% are changed in accordance with the following rules:

(a)If the weight of the second largest constituent is greater than 9%, the constituent’s weight is capped at 9% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

(b)If the weight of the third largest constituent is greater than 8%, the constituent’s weight is capped at 8% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

(c)If the weight of the fourth largest constituent greater than 7%, the constituent’s weight is capped at 7% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

(d)If the weight of the fifth largest constituent greater than 6%, the constituent’s weight is capped at 6% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

(e)If the weight of the sixth largest constituent and any lower ranking constituents is greater than 4% then those constituents’ weights are capped at 4% and the weights of the lower ranking constituents are increased accordingly.

-Stage 4. Following the application of Stage 3, the weights of the constituents are checked. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then further capping is required. The stages above are repeated if necessary.

Index Calculation

The CSI Overseas China Internet Index is a free-float adjusted market capitalization weighted index. The CSI Overseas China Internet Index is calculated using the following formula:

Float Adjustment. CSI defines free-float of a constituent as the shares outstanding and tradable in the security market. The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports. CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months. All restricted shares subject to a lock-in period are deemed as non free-float. Non-restricted shares shall be deemed as free float, if they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; and (4) shares held by employee share plans; provided, however, such non-restricted shares shall be deemed as non-free float if the holdings by shareholders or shareholders acting in concert are 5% or greater. Restricted shares after the lock-in period are treated in the same way as non-restricted shares.

The weight factor is a value between 0 and 1 and is determined as described under “- Constituent Weightings” above.

Exchange Rate. The price of each component stock and the total market capitalization as of the base date are converted into USD equivalents using the relevant exchange rates as of the applicable dates. Exchange rates are sourced from the data providers as designated by CSI from time to time. The

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-20

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

real-time calculation of the CSI Overseas China Internet Index is based on the real-time price date published by the stock exchanges during trading hours through their quotation system. The real-time exchange rate is used to calculate the real-time index; the exchange rate at the index closing time is used to calculate the index closing level.

Divisor. The purpose of the index divisor is to maintain the continuity of an index level following a change to the constituent list, a capital change in the index constituents or an index constituent’s market value changes due to non-trading factors. The new divisor is derived from the following formula:

The new divisor derived from this formula will be used for the future index calculation.

Index Maintenance

Index Reviews

The CSI Overseas China Internet Index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The index rebalancing is effective as of the next trading day after the second Friday in June and December. The weight factor is assigned to each constituent at each rebalancing date and stays the same until the next rebalancing date.

 Suspended Companies

At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:

-Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.

-CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.

-If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.

For suspended companies that are not currently constituents of the CSI Overseas China Internet Index, CSI determines their treatment as follows:

-Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the CSI Overseas China Internet Index.

-Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.

-For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.

Corporate Actions and Events

In the case of exceptional corporate events, CSI will review the CSI Overseas China Internet Index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable. Companies that are delisted or that file for bankruptcy or receive a bankruptcy order are deleted from the CSI Overseas China Internet Index. For corporate events resulting in a simultaneous change in the constituents’ price and shares, such as bonus issue, rights issue, stock split and consolidation, etc., adjustments shall be implemented on the ex-right date.

Initial Public Offerings

Generally, IPOs are added to the index on the 11th trading day, provided that the security satisfies the index eligibility criteria and the size of the IPO is more than 10 billion USD.

Mergers and Acquisitions

When mergers and acquisitions take place between companies that are both constituents of the CSI Overseas China Internet Index or when a

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-21

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

constituent company merges with a non-constituent company, the security of the resulting new company retains index eligibility and remains in the CSI Overseas China Internet Index if it meets the index eligibility criteria. Otherwise, the security will be deleted from the index as soon as practicable.

When a non-constituent company purchases or takes over a constituent company, if the security of the resulting new company meets the index eligibility criteria, the new security may be added to the CSI Overseas China Internet Index. Otherwise, the acquired constituent company will be deleted from the index as soon as practicable.

Index Governance

CSI annually reviews the index calculation and maintenance methodology and other index policy documents to ensure that the CSI Overseas China Internet Index continues to achieve the stated objectives. After the regular review is completed, an annual review report is produced and presented to the index oversight committee.

CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.

Historical Performance of the KWEB

The following graph sets forth the daily historical performance of the KWEB in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the KWEB was $35.38.

This historical data on the KWEB is not necessarily indicative of the future performance of the KWEB or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the KWEB during any period set forth above is not an indication that the Closing Market Price of the KWEB is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the KWEB.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-22

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-23

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

Historical Performance of the SPX

The following graph sets forth the daily historical performance of the SPX in the period from January 2, 2021 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SPX was 6,939.03.

This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the SPX during any period set forth above is not an indication that the closing level of the SPX is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the closing levels of the SPX.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-24

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, SPDJI and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, SPDJI and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-25

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $990.00 per $1,000.00 in principal amount of Notes. In addition to the underwriting discount, if any, an affiliate of BofA Finance will pay a referral fee of up to $5.00 per $1,000.00 in principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-26

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-27

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-3 and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-28

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of an Underlying or the issuer of any component stock included in an Underlying that is an index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of an Underlying or the issuer of one or more stocks included in an Underlying that is an index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuer of an Underlying or the issuers of the component stocks included in each Underlying that is an index and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of an Underlying or the issuer of any component stock included in an Underlying that is an index is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-29

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Since one Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement).

If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale or exchange of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.

As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings is not the type of financial asset described under Section 1260 of the Code.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.

The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-30

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Because some of the Underlyings are indices that periodically rebalance, it is possible that the Notes could be treated as a series of contingent income-bearing single financial contracts, each of which matures on the next rebalancing date. If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-31

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-32

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the EURO STOXX 50® Index, the KraneShares CSI China Internet ETF and the S&P 500® Index

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•Product Supplement EQUITY-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-33